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Exhibit 5.1

Suite 1800
222 S.W. Columbia
Portland, OR 97201-6618
503-226-1191
Fax 503-226-0079

[ATERWYNNE LLP LETTERHEAD]

                        , 2004

Board of Directors
Cascade Microtech, Inc.
2430 N.W. 206th Avenue
Beaverton, Oregon 97006

  Re:
  Cascade Microtech

Gentlemen:

        In connection with the public offering of common stock of Cascade Microtech, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-1, SEC File No. 333-113256 (the "Registration Statement"), and the proposed sale of the common stock pursuant to the terms of an underwriting agreement to be entered into by and among the Company and Lehman Brothers, as representatives of the several underwriters, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

        Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of common stock being registered under the Registration Statement when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder.

                      Very truly yours,

                      ATER WYNNE LLP

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  Exhibit 5.1